Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 4, 2015, with respect to the consolidated financial statements included in the Annual Report of Integrated Biopharma, Inc. on Form 10-K for the years ended June 30, 2016 and June 30, 2015. We hereby consent to the incorporation by reference of said report in the Registration Statements of Integrated BioPharma, Inc. on Forms S-8 (Nos. 333-37509, 333-87456 and 333-87458) and the Registration Statements on Form S-3 (Nos. 333-121601, 333-144155 and 333-149855).

/s/ Friedman LLP

East Hanover, New Jersey

September 2, 2016